UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/07/2007

NUTRI SYSTEM INC DE
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28551

DE	23-3012204
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

300 Welsh Road, Building 1, Suite 100, Horsham, PA 19044
(Address of principal executive offices, including zip code)

215 706 5302
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)        On August 7, 2007, NutriSystem, Inc. (the "Company") announced the appointment of Joseph M. Redling, age 48, as an executive officer of the Company with the title of President and Chief Operating Officer. From September, 2001 through March, 2007, Mr. Redling held a number of executive positions at AOL, Inc. including Chief Marketing Officer, President of AOL Access, President of AOL Paid Services and Customer Management and Chairman and Chief Executive Officer of AOL International.

        Pursuant to an employment agreement between Mr. Redling and the Company, Mr. Redling's employment will begin on September 4, 2007 (the "Effective Date"). Under the agreement, Mr. Redling's initial salary is $600,000 per annum and he is eligible to receive a bonus of not less than 100% of his base salary. In addition, Mr. Redling will be paid a guaranteed bonus of $500,000 within 10 business days after the Effective Date and $500,000 on October 31, 2007. On the Effective Date, Mr. Redling will receive a restricted stock grant (the "Initial Stock Grant") which shall be the greater of (x) 80,000 shares, or (y) the number of shares equal to $5 million divided by the closing price per share of the Company's common stock on the Effective Date. The Initial Stock Grant shall vest over four years from the Effective Date provided that Mr. Redling is employed by the Company on each vesting date. Mr. Redling will also receive a grant of 50,000 shares of restricted stock (the "Performance Stock Grant") on the Effective Date. The Performance Stock Grant shall vest based upon the achievement of performance goals to be established by the Company's Compensation Committee. In the event of a Change of Control (as defined in the agreement), Mr. Redling shall become 100% vested in the Initial Stock Grant and the Performance Stock Grant.

        The initial term of the agreement begins on the Effective Date and ends on December 31, 2009. Thereafter, the agreement renews automatically for one-year renewal terms unless either party gives notice of non-renewal at least three months prior to the then current term. A one-year automatic renewal also occurs in the event of a Change of Control. In the event that Mr. Redling is employed by the Company on the first anniversary of a Change of Control, the Company shall pay Mr. Redling a lump sum retention cash payment in an amount equal to 30 months of his monthly salary. If Mr. Redling is terminated without cause, as a result of the Company's non-renewal of the agreement at the end of the initial term or any renewal term or as a result of Mr. Redling terminating his employment for Good Reason (as defined in the agreement), then, in exchange for a mutual general release, (a) the Company will pay a lump sum severance payment in an amount equal to the sum of (i) 12 months of the salary then in effect, (ii) 12 months of annual bonus plus a pro rated annual bonus, (iii) the value of the premium cost to the Company to continue Mr. Redling on the Company's group life and AD&D policy for the 12 month period following his termination date and (iv) $500,000 if his termination date is prior to October 31, 2007; (2) the Company will provide group healthcare coverage for 12 months at Mr. Redling's normal contribution rates; (3) all unvested shares of the Initial Stock Grant shall become vested; and (4) the entire Performance Stock Grant shall become vested, except to the extent that vesting opportunities pursuant to the Performance Stock Grant have passed and Mr. Redling's opportunity to earn the associated shares irrevocable has been lost.

        Beginning on the Effective Date, the Company, at its cost, shall provide Mr. Redling month to month temporary housing for 12 months. If Mr. Redling relocates to the Horsham, Pennsylvania area at any time during the 2008 calendar year, and while employed by the Company, he shall receive a relocation package in the amount of $60,000.

        Additional information regarding Mr. Redling is included in the Company's press release dated August 7, 2007, which is furnished as Exhibit 99.1 to this current report on Form 8-K.

(e)        The information above regarding Mr. Redling's employment agreement and stock grants is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.

Exhibit No.                Description

99.1                        Press Release issued by the Company, dated August 7, 2007 furnished herewith

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRI SYSTEM INC DE

Date: August 10, 2007	By:	/s/ James D Brown
James D Brown
Executive Vice President and CFO

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release issued by the Company, dated August 7, 2007 furnished herewith.